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                                                                   Exhibit 23(d)


                        CONSENT OF INDEPENDENT AUDITORS


     We consent to incorporation by reference in the Company's Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 dated, relating to the consolidated statements of financial condition of The Boston Bancorp and Subsidiaries as of October 31, 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended October 31, 1994 and 1993, of our report which appears in The Boston Bancorp's annual report to Stockholders for the year ended October 31, 1995. We also consent to the reference to our firm under the caption "Experts."


                                                    T.C. Edwards & Company, P.C.



Woburn, Massachusetts
March 7, 1996